Exhibit 5.3

Suite 1100 188 West Northern Lights Blvd. Anchorage, AK 99503-3985 (907) 257-5300 tel (907) 257-5399 fax www.dwt.com

December 18, 2017

Bristow Group, Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as special counsel to Bristow Alaska Inc., an Alaska corporation formerly known as Air Logistics of Alaska, Incorporated (the “Company”), in connection with the issuance by Bristow Group Inc., a Delaware corporation (“Bristow Group”), on the date hereof of registered debt securities (the “Securities”) guaranteed (the “Guarantees”) by certain subsidiaries of Bristow Group (the “Subsidiary Guarantors”), under that certain Indenture, dated June 17, 2008 (the “Base Indenture”), among Bristow Group, the Company and the other potential guarantors from time to time party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by that certain Sixth Supplemental Indenture, dated December 18, 2017, among the Company, Bristow Group, the other Subsidiary Guarantors and the Trustee (the “Sixth Supplemental Indenture”). The Company and the Subsidiary Guarantors have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-206535) (the “Registration Statement”), including a related prospectus or prospectuses, dated July 21, 2017 (the “Prospectus”), covering the registration of the Securities under the Securities Act of 1933, as amended (the “Act”).

I.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

a.	The Registration Statement.

b.	The Preliminary Prospectus Supplement, dated December 12, 2017 to the Prospectus.

c.	The Base Indenture, but not the exhibits thereto.

Bristow Group, Inc.

December 18, 2017

d.	The Sixth Supplemental Indenture, but not the exhibits thereto.

e.	The Underwriting Agreement, dated December 13, 2017 (the “Underwriting Agreement”), among Bristow Group, the Company, the other Subsidiary Guarantors, and Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, but not the exhibits thereto.

f.	The restated articles of incorporation of the Company, as amended to date, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this letter.

g.	The amended and restated bylaws of the Company, as amended to date, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this letter.

h.	Resolutions adopted by the board of directors (the “Board”) of the Company, certified to us in the Opinion Certificate (as defined below) by an officer of the Company as of December 18, 2017, constituting the records of proceedings and actions of the Board, as applicable, of the Company relevant to this opinion and set forth in this letter.

i.	Certificate of Compliance for the Company, dated December 13, 2017, issued by the State of Alaska Department of Commerce, Community and Economic Development, (the “Public Authority Document”).

j.	A certificate of an officer of the Company, dated December 18, 2017, as to certain factual matters relevant to this letter (the “Opinion Certificate”).

II.

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Registration Statement and representations and statements made in certificates of public officials and officers of the Company.

(v) That the Guarantee by the Company of Bristow Group’s Securities registered under the Registration Statement as issued and delivered, will comply with all restrictions, if any, applicable to the Company whether imposed by any agreement or instrument to which the Company is a party or by which it is bound or any court or other governmental or regulatory body having jurisdiction over the Company or otherwise.

Bristow Group, Inc.

December 18, 2017

(vi) At the time of execution and delivery of the Base Indenture and at all times relevant to those documents thereafter: (A) the Company was duly organized, validly existing and in good standing as a corporation under the laws of Alaska, and (B) the Base Indenture constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

III.

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

1. The Company is a corporation formed under Alaska law and is validly existing and in good standing under the laws of the State of Alaska.

2. The Company has the power to execute, deliver and perform, and has taken all corporate action necessary to authorize the execution, delivery and performance of, its obligations under the Guarantee.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) Our opinions are limited to the Alaska Corporations Code, Alaska Stat. 10.06.005 et. seq.

(b) With respect to our opinion in paragraph 1, we have relied exclusively upon the Public Authority Document.

This opinion letter is rendered to you in connection with the transactions contemplated by the Registration Statement. We consent to the filing of this opinion with the Commission in connection with the filing of the Prospectus. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Underwriting Agreement, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

Bristow Group, Inc.

December 18, 2017

Very truly yours,

/s/ Davis Wright Tremaine LLP